BMB MUNAI, INC. ENTERS AGREEMENT TO
EXTEND NOTEHOLDERS’ REDEMPTION RIGHTS

ALMATY, KAZAKHSTAN – December 23, 2010 - BMB Munai, Inc. (NYSE Amex:  KAZ) today announced that in connection with its ongoing negotiations to restructure its U.S. $60,000,000 aggregate principal amount of 5.0% Convertible Senior Notes due 2012 (the “Notes”), it has entered into Supplemental Indenture No. 3 with The Bank of New York Mellon, as trustee for the holders of the Notes (the “Noteholders”), extending the terms of the redemption rights available to the Noteholders.

Pursuant to the terms of the original Indenture, as amended and supplemented by Supplemental Indenture No. 1 and Supplemental Indenture No. 2, the Noteholders had the right to redeem the Notes between September 13, 2010 and December 31, 2010 by delivering notice on or prior to December 31, 2010.  Supplemental Indenture No. 3 grants the Noteholders an additional right to require redemption of the Notes upon two days notice any time after December 31, 2010 but on or before January 31, 2011.

In exchange for the extension of the redemption right, the Company agreed to an increase in the put price associated with such a redemption from 104% of the principal amount together with accrued but unpaid interest as of the put exercise date to 104.88% of the principal amount together with accrued but unpaid interest as of the put exercise date.  The Company also agreed to an increase in the interest rate of the Notes from 5% to 9% effective as of July 13, 2010.  The Noteholders separately agreed they will not exercise any redemption right that would be effective prior to January 31, 2011, except in certain circumstances.  The Noteholders also separately agreed to waive existing defaults under the Indenture until the earlier of January 31, 2011 or the date they may exercise the new redemption right.

For a more detailed description of the terms and conditions of the Supplemental Indenture and related information, please refer to the Current Report on Form 8-K of the Company filed with the United States Securities and Exchange Commission on December 23, 2010.

NYSE Amex has neither approved nor disapproved of the contents of this press release.

Contacts:
In the US: Adam R. Cook, Corporate Secretary
(801) 355-2227, E-mail: USoffice@bmbmunai.com
In Kazakhstan: Daniyar Uteulin, Vice President for Investor Relations
+7 (3272) 375-125, E-mail: KZoffice@bmbmunai.com

This release contains “forward-looking” statements regarding BMB Munai’s negotiations with its Noteholders regarding a restructuring of the Notes, as discussed above.   Such forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and BMB Munai assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.